Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. REPORTS FOURTH QUARTER FINANCIAL RESULTS, DECLARES QUARTERLY DIVIDEND, AND ANNOUNCES SHARE REPURCHASE PLAN

January 23, 2023

McKINNEY, Texas, January 23, 2023 -- Independent Bank Group, Inc. (NASDAQ: IBTX) today announced net income of $40.8 million, or $0.99 per diluted share, for the quarter ended December 31, 2022, compared to $54.2 million, or $1.26 per diluted share, for the quarter ended December 31, 2021 and $52.4 million, or $1.27 per diluted share, for the quarter ended September 30, 2022. Adjusted net income for the quarter ended December 31, 2022 was $49.4 million, or $1.20 per diluted share, compared to $55.0 million, or $1.28 per diluted share for the quarter ended December 31, 2021 and $54.9 million, or $1.33 per diluted share for the quarter ended September 30, 2022.
For the year ended December 31, 2022, the Company reported net income of $196.3 million, or $4.70 per diluted share, compared to $224.8 million, or $5.21 per diluted share, for the year ended December 31, 2021. Adjusted net income was $209.7 million, or $5.02 per diluted share in 2022 compared to $225.9 million, or $5.24 per diluted share in 2021.
The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.38 per share of common stock. The dividend will be payable on February 16, 2023 to stockholders of record as of the close of business on February 6, 2023. The Board of Directors additionally authorized the Company to repurchase up to $125 million of its outstanding common stock through December 31, 2023, at the discretion of management.
Highlights
•Net income of $40.8 million, or $0.99 per diluted share and adjusted (non-GAAP) net income of $49.4 million, or $1.20 per diluted share
•Organic loan growth of 9.6% annualized for the quarter (excluding warehouse and PPP)
•Improved credit metrics with nonperforming assets of 0.35% of total assets
•Net charge-offs for the quarter of 0.02%, annualized
•Increase in loan yield, net of acquired loan accretion and PPP income, to 5.01%, compared to 4.62% in the linked quarter

"Our full-year 2022 results illustrate the ability of our business model to deliver healthy loan growth, sustainable earnings, and resilient credit quality throughout the economic cycle," said Independent Bank Group Chairman & CEO David R. Brooks. "Despite both macroeconomic uncertainty and a dynamic interest rate environment, our bankers across Texas and Colorado continued to attract new business and deepen existing relationships through year-end. Our fourth quarter results also included healthy loan growth, resilient credit quality, and a renewed focus on expense discipline. While we will remain vigilant against emerging risks heading into 2023, we are nonetheless encouraged by the momentum generated this past year by our talented bankers across four of the strongest markets in the country."

Fourth Quarter 2022 Operating Results
Net Interest Income

•Net interest income was $141.8 million for fourth quarter 2022 compared to $132.7 million for fourth quarter 2021 and $147.3 million for third quarter 2022. The increase in net interest income from the prior year was primarily driven by year over year loan growth as well as increased rates on interest earning assets due to Fed Funds rate increases, offset by increased funding costs on deposit accounts in addition to lower acquired loan accretion and PPP income for the year over year period. The decrease from the linked quarter was primarily due to the increased funding costs on our deposit products as a result of the continued rate increases offset to a lesser extent by increased earnings on interest earning assets, primarily loans and interest-bearing cash accounts. The fourth quarter 2022 includes $1.1 million in acquired loan accretion compared to $2.1 million in third quarter 2022 and $5.7 million in fourth quarter 2021. In addition, net PPP fees of $58 thousand were recognized in fourth quarter 2022 compared to $4.0 million in fourth quarter 2021 and $343 thousand in third quarter 2022. Total fees left to be recognized were $101 thousand as of December 31, 2022.
•The average balance of total interest-earning assets decreased $1.4 billion and totaled $16.1 billion for the quarter ended December 31, 2022 compared to $17.5 billion for the quarter ended December 31, 2021 and increased $68.9 million from $16.0 billion for the quarter ended September 30, 2022. The decrease from the prior year is primarily due to lower average interest bearing cash balances, which decreased approximately $2.9 billion offset by an increase of $1.4 billion in average loan balances for the year over year period. The increase from the linked quarter is primarily due to organic loan growth for the quarter.
•The yield on interest-earning assets was 4.67% for fourth quarter 2022 compared to 3.30% for fourth quarter 2021 and 4.30% for third quarter 2022. The increase in asset yield compared to the linked quarter and prior year is primarily a result of increases in the Fed Funds rate, while the prior year increase is also a result of the shift in earning assets from lower yielding interest-bearing deposit balances to higher yielding loans due to the strong loan growth for the year over year period. The average loan yield, net of acquired loan accretion and PPP income was 5.01% for the current quarter, compared to 4.07% for prior year quarter and 4.62% for the linked quarter.
•The cost of interest-bearing liabilities, including borrowings, was 1.81% for fourth quarter 2022 compared to 0.46% for fourth quarter 2021 and 1.02% for third quarter 2022. The increase from the linked quarter and prior year is reflective of higher rates on deposit products and short-term borrowings as a result of Fed Funds rate increases.
•The net interest margin was 3.49% for fourth quarter 2022 compared to 3.00% for fourth quarter 2021 and 3.64% for third quarter 2022. The net interest margin excluding acquired loan accretion was 3.46% for fourth quarter 2022 compared to 2.87% fourth quarter 2021 and 3.59% for third quarter 2022. The increase in net interest margin from the prior year was primarily due to higher earnings on loans due to organic growth for the year over year period, in addition to higher yields resulting from Fed rate increases, offset by increased funding costs on deposit products. The prior year change also reflects a shift in the asset mix to higher yielding assets due to loan growth. The decrease in the net interest margin from the linked quarter was primarily due to the increased funding costs.
Noninterest Income

•Total noninterest income decreased $3.9 million compared to fourth quarter 2021 and $2.3 million compared to third quarter 2022.
•The change from the prior year primarily reflects decreases of $3.2 million and $1.1 million, in mortgage banking revenue and mortgage warehouse purchase fees while the linked quarter change reflects decreases of $936 thousand in mortgage banking revenue, $205 thousand in mortgage warehouse purchase fees, respectively, and $723 thousand in other nonintereset income.
•Both mortgage banking revenue and mortgage warehouse purchase fees were lower in fourth quarter 2022 compared to prior year and linked quarter due to decreased demand and lower volumes, as well as narrower margins resulting from rate increases over the year. Offsetting the decrease in mortgage banking revenue was a fair value gain on derivative hedging instruments of $291 thousand in fourth quarter 2022 compared to a fair value loss of $378 thousand in fourth quarter 2021 and a fair value gain of $61 thousand in third quarter 2022.
•The decrease in other noninterest income compared to the linked quarter was primarily due to the termination of a correspondent relationship during the quarter.

Noninterest Expense

•Total noninterest expense increased $18.9 million compared to fourth quarter 2021 and $7.0 million compared to third quarter 2022. As explained below, $10.4 million of non-recurring transactions related to salaries and benefits expense and impairment charges were recorded during fourth quarter 2022.
•The increase in noninterest expense in fourth quarter 2022 compared to the prior year is due primarily to increases of $11.0 million in salaries and benefits expenses, $1.4 million in occupancy expenses, $902 thousand in communications and technology expense and, $1.0 million in professional fees and $3.7 million in other noninterest expense.
•The increase in noninterest expense in fourth quarter 2022 compared to the linked quarter is due primarily to increases of $3.1 million in salaries and benefits expenses, $1.1 million in professional fees and $2.7 million in other noninterest expense.
•The increase in salaries and benefits from the prior year is due primarily to $7.1 million in severance and accelerated stock vesting expenses recognized in fourth quarter 2022 due to a targeted reduction-in-force related to departmental and business line restructurings that occurred mid-quarter. Salaries, bonus, payroll taxes, insurance expense and 401(k) match were $4.6 million higher in the current quarter compared to the same quarter in the prior year due to additional headcount, including several executive and senior positions added during the year over year period. In addition, deferred salaries expense, which reduces overall expense, was $1.3 million lower compared the prior year quarter. Offsetting these changes was $1.2 million in lower mortgage commissions and incentives due to lower volumes for the year over year period.
•The increase in salaries and benefits expense from the linked quarter was driven by the separation expenses described above, which were $3.8 million higher than the linked quarter, offset by related declines in salaries and bonus expense totaling $1.9 million due to the reduction-in-force. In addition, third quarter 2022 includes a $1.0 million economic development incentive grant related to job growth recorded as an offset to salaries expense.
•The increase in occupancy expenses from the prior year was primarily due to higher depreciation and property tax expense due to the opening of the second phase of the Company's headquarters campus in second quarter 2022. The increase in communications and technology expense from prior year was due to higher data processing costs and software expense for the year over year period.
•The increase in professional fees compared to prior year and the linked quarter was due primarily to increased consulting fees related to various departmental and infrastructure projects.
•The increase in other noninterest expense compared to the prior year and linked quarter is primarily due to asset impairment charges of $3.3 million during fourth quarter 2022 including the write-off of capitalized software costs related a terminated infrastructure initiative project during the quarter, as well as the write-off related to a correspondent bank relationship terminated during the quarter as described above.

Provision for Credit Losses

•The Company recorded $2.8 million provision for credit losses for fourth quarter 2022, compared to zero provision expense for fourth quarter 2021 and $3.1 million provision for the linked quarter. Provision expense during a given period is generally dependent on changes in various factors, including economic conditions, credit quality and past due trends, as well as loan growth and charge-offs or specific credit loss allocations taken during the respective period.
•The allowance for credit losses on loans was $148.8 million, or 1.09% of total loans held for investment, net of mortgage warehouse purchase loans, at December 31, 2022, compared to $148.7 million, or 1.28% at December 31, 2021 and compared to $146.4 million, or 1.10% at September 30, 2022. The dollar increase from the linked quarter is primarily due to provision taken during the quarter in addition to changes in specific credit loss allocations and net charge-offs taken during the period. The percentage decrease from the prior year reflects changes in the economic outlook, specifically related to the COVID pandemic.
•The allowance for credit losses on off-balance sheet exposures was $3.9 million at December 31, 2022 compared to $4.7 million at December 31, 2021 compared to $4.3 million at September 30, 2022. Changes in the allowance for unfunded commitments are generally driven by the remaining unfunded amount and the expected utilization rate of a given loan segment.
Income Taxes

•Federal income tax expense of $10.7 million was recorded for the fourth quarter 2022, an effective rate of 20.7% compared to tax expense of $13.6 million and an effective rate of 20.1% for the prior year quarter and tax expense of $13.5 million and an effective rate of 20.5% for the linked quarter.

Fourth Quarter 2022 Balance Sheet Highlights
Loans

•Total loans held for investment, net of mortgage warehouse purchase loans, were $13.6 billion at December 31, 2022 compared to $13.3 billion at September 30, 2022 and $11.7 billion at December 31, 2021. PPP loans totaled $5.0 million, $7.0 million and $112.1 million as of December 31, 2022, September 30, 2022 and December 31, 2021, respectively. Loans held for investment excluding PPP loans and mortgage warehouse loans increased $320.0 million, or 9.6% on an annualized basis, during fourth quarter 2022.
•Average mortgage warehouse purchase loans decreased to $297.1 million for the quarter ended December 31, 2022 from $402.2 million for the quarter ended September 30, 2022, and $801.7 million for the quarter ended December 31, 2021, a decrease of $105.1 million, or 26.1% from the linked quarter and a decrease of $504.6 million, or 62.9% year over year. The changes from the linked quarter and prior year are reflective of decreased demand and lower volumes related to mortgage rate increases and shorter dwell times for the year over year period.
Asset Quality

•Total nonperforming assets decreased to $64.1 million, or 0.35% of total assets at December 31, 2022, compared to $81.1 million or 0.45% of total assets at September 30, 2022, and increased from $57.5 million, or 0.31% of total assets at December 31, 2021.
•Total nonperforming loans decreased to $40.1 million, or 0.29% of total loans held for investment at December 31, 2022, compared to $57.0 million, or 0.43% at September 30, 2022 and $57.3 million, or 0.49% at December 31, 2021.
•The decrease in nonperforming loans and nonperforming assets from the linked quarter is primarily due to the sale of a $7.7 million commercial nonaccrual loan and the payoff and partial charge-off of a $10.2 million commercial nonaccrual loan.
•The decrease in nonperforming loans for the year over year period reflects the sale and payoff of the commercial nonaccrual loans discussed above and the foreclosure of an $11.7 million commercial real estate property that was moved to other real estate owned during third quarter 2022, offset by the addition of a $12.5 million commercial real estate placed on nonaccrual. The increase in nonperforming assets from the prior year also reflects the foreclosure of a $12.9 million commercial real estate property that was both added to nonaccrual and foreclosed upon during the first half of 2022.
•Charge-offs were 0.02% annualized in the fourth quarter 2022 compared to 0.04% annualized in the linked quarter and 0.10% annualized in the prior year quarter.
Deposits, Borrowings and Liquidity

•Total deposits were $15.1 billion at December 31, 2022 compared to $15.0 billion at September 30, 2022 and compared to $15.6 billion at December 31, 2021.
•Total borrowings (other than junior subordinated debentures) were $567.1 million at December 31, 2022, an increase of $100.2 million from September 30, 2022 and an increase of $133.7 million from December 31, 2021. The year over year and linked quarter changes reflect additions of FHLB advances of $150.0 million and $100.0 million, respectively, while the year over year change also reflects reductions of $17.0 million in borrowings on the Company's unsecured line of credit.
Capital

•The Company continues to be well capitalized under regulatory guidelines. At December 31, 2022, the estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 10.09%, 9.49%, 10.45% and 12.35%, respectively, compared to 10.00%, 9.41%, 10.35%, and 12.27%, respectively, at September 30, 2022 and 11.12%, 8.80%, 11.52%, and 13.67%, respectively at December 31, 2021.

Subsequent Events
The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the year ended December 31, 2022 on Form 10-K. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of December 31, 2022 and will adjust amounts preliminarily reported, if necessary.
About Independent Bank Group, Inc.
Independent Bank Group, Inc. is a bank holding company headquartered in McKinney, Texas. Through its wholly owned subsidiary, Independent Bank, doing business as Independent Financial, Independent Bank Group serves customers across Texas and Colorado with a wide range of relationship-driven banking services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group, Inc. operates in four market regions located in the Dallas/Fort Worth, Austin and Houston areas in Texas and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.
Conference Call
A conference call covering Independent Bank Group’s fourth quarter earnings announcement will be held on Tuesday, January 24, 2023 at 8:30 am (ET) and can be accessed by the webcast link, https://www.webcast-eqs.com/indepbankgroup20230124/en or by calling 1-877-407-1878 and by identifying the meeting number 13735285 or by identifying "Independent Bank Group Fourth Quarter 2022 Earnings Conference Call." The conference materials will also be available by accessing the Investor Relations page of our website, https://ir.ifinancial.com. If you are unable to participate in the live event, a recording of the conference call will be accessible via the Investor Relations page of our website.
Forward-Looking Statements
From time to time the Company’s comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other related federal security laws. Forward-looking statements include information about the Company’s possible or assumed future results of operations, including its future revenues, income, expenses, provision for taxes, effective tax rate, earnings per share and cash flows, its future capital expenditures and dividends, its future financial condition and changes therein, including changes in the Company’s loan portfolio and allowance for credit losses, the Company’s future capital structure or changes therein, the plan and objectives of management for future operations, the Company’s future or proposed acquisitions, the future or expected effect of acquisitions on the Company’s operations, results of operations and financial condition, the Company’s future economic performance and the statements of the assumptions underlying any such statement. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is estimated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that the Company makes are based on its current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect the Company’s future financial results and performance and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to: 1) the effects of infectious disease outbreaks, including the ongoing COVID-19 pandemic and the significant impact that the COVID-19 pandemic and associated efforts to limit its spread have had and may continue to have on economic conditions and the Company's business, employees, customers, asset quality and financial performance; 2) the Company’s ability to sustain its current internal growth rate and total growth rate; 3) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; 4) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; 5) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; 6) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; 7) changes in asset quality, including increases in default rates on loans and higher levels of nonperforming loans and loan charge-offs generally; 8) concentration of the loan portfolio of Independent Financial, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; 9) the ability of Independent Financial to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and that present acceptable investment risks; 10) inaccuracy of the assumptions and estimates that the managements of the Company and the financial institutions that the Company acquires make in establishing reserves for credit losses and other estimates generally; 11) lack of liquidity, including as a result of a reduction in the amount of sources of liquidity the Company currently has; 12) material increases or decreases in the amount of deposits held by Independent Financial or other financial institutions that the Company acquires and the cost of those deposits; 13) the Company’s access to the debt and equity markets and the overall cost of funding its operations; 14) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; 15) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Financial and the financial institutions that the Company acquires and that affect the net interest income, other future cash flows, or the market value of the assets of each of Independent Financial and the financial institutions that the Company acquires, including investment securities; 16) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; 17) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; 18) changes in economic and market conditions, that affect the amount and value of the assets of Independent Financial and of financial institutions that the Company acquires; 19) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one or more of the Company, Independent Financial and financial institutions that the Company acquired or will acquire or to which any of such entities is subject; 20) the occurrence of market conditions adversely affecting the financial industry generally; 21) the impact of recent and future legislative regulatory changes, including changes in banking, securities, and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies, as well as regulatory requirements applicable to, and resulting from regulatory supervision of, the Company and Independent Financial as a financial institution with total assets greater than $10 billion; 22) changes in accounting policies, practices, principles and guidelines, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, as the case may be; 23) governmental monetary and fiscal policies; 24) changes in the scope and cost of FDIC insurance and other coverage; 25) the effects of war or other conflicts, including, but not limited to, the conflict between Russia and the Ukraine, acts of terrorism (including cyberattacks) or other catastrophic events, including natural disasters such as storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; 26) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, the Company is unable to realize those cost savings as soon as expected, or the Company incurs additional or unexpected costs; 27) the Company’s revenues after previous or future acquisitions are less than expected; 28) the liquidity of, and changes in the amounts and sources of liquidity available to the Company, before and after the acquisition of any financial institutions that the Company acquires; 29) deposit attrition, operating costs, customer loss and business disruption before and after the Company completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; 30) the effects of the combination of the operations of financial institutions that the Company has acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Financial, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time consuming, or costly than expected or not yielding the cost savings the Company expects; 31) the impact of investments that the Company or Independent Financial may have made or may make and the changes in the value of those investments; 32) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than it determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of credit loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; 33) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in the Company’s markets and to enter new markets; 34) changes in general business and economic conditions in the markets in which the Company currently operates and may operate in the future; 35) changes occur in business conditions and inflation generally; 36) an increase in the rate of personal or commercial customers’ bankruptcies generally; 37) technology-related changes are harder to make or are more expensive than expected; 38) attacks on the security of, and breaches of, the Company's and Independent Financial's digital infrastucture or information systems, the costs the Company or Independent Financial incur to provide security against such attacks and any costs and liability the Company or Independent Financial incurs in connection with any breach of those systems; 38) the potential impact of climate change and related government regulation on the Company and its customers; 39) the potential impact of technology and “FinTech” entities on the banking industry generally; 40) other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting the Company's operations, pricing and services; and 41) the other factors that are described or referenced in Part I, Item 1A, of the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2022, the Company’s Quarterly Reports on Form 10-Q, in each case under the caption “Risk Factors”; and The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by the Company. As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may differ materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made in this filing or made by the Company in any report, filing, document or information incorporated by reference in this filing, speaks only as of the date on which it is made. The Company undertakes no obligation to update any such forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes that these assumptions or bases have been chosen in good faith and that they are reasonable. However, the Company cautions you that assumptions as to future occurrences or results almost always vary from actual future occurrences or results, and the differences between assumptions and actual occurrences and results can be material. Therefore, the Company cautions you not to place undue reliance on the forward-looking statements contained in this filing or incorporated by reference herein.
Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income,” “adjusted earnings,” “tangible book value,” “tangible book value per common share,” “adjusted efficiency ratio,” “tangible common equity to tangible assets,” “adjusted net interest margin,” “return on tangible equity,” “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.
We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for credit losses and the effect of goodwill, other intangible assets and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.
CONTACTS:

Analysts/Investors:

Paul Langdale Executive Vice President, Chief Financial Officer (972) 562-9004 Paul.Langdale@ifinancial.com
Media:

Wendi Costlow Executive Vice President, Chief Marketing Officer (972) 562-9004 Wendi.Costlow@ifinancial.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended December 31, 2022, September 30, 2022, June 30, 2022, March 31, 2022 and December 31, 2021
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Selected Income Statement Data
Interest income	$189,769	$173,687	$150,696	$140,865	$145,954
Interest expense	47,982	26,413	12,697	9,717	13,303
Net interest income	141,787	147,274	137,999	131,148	132,651
Provision for credit losses	2,833	3,100	—	(1,443)	—
Net interest income after provision for credit losses	138,954	144,174	137,999	132,591	132,651
Noninterest income	11,227	13,477	13,877	12,885	15,086
Noninterest expense	98,774	91,733	85,925	82,457	79,908
Income tax expense	10,653	13,481	13,591	12,279	13,642
Net income	40,754	52,437	52,360	50,740	54,187
Adjusted net income (1)	49,433	54,880	53,304	52,130	54,995

Per Share Data (Common Stock)
Earnings:
Basic	$0.99	$1.27	$1.25	$1.19	$1.26
Diluted	0.99	1.27	1.25	1.18	1.26
Adjusted earnings:
Basic (1)	1.20	1.33	1.28	1.22	1.28
Diluted (1)	1.20	1.33	1.27	1.22	1.28
Dividends	0.38	0.38	0.38	0.38	0.36
Book value	57.91	57.19	57.45	58.94	60.26
Tangible book value (1)	32.25	31.44	31.61	34.02	35.25
Common shares outstanding	41,190,677	41,165,006	41,156,261	42,795,228	42,756,234
Weighted average basic shares outstanding (2)	41,193,716	41,167,258	41,737,534	42,768,079	42,874,182
Weighted average diluted shares outstanding (2)	41,285,383	41,253,662	41,813,443	42,841,471	42,940,354

Selected Period End Balance Sheet Data
Total assets	$18,258,414	$17,944,493	$18,107,093	$17,963,253	$18,732,648
Cash and cash equivalents	654,322	516,159	776,131	1,604,256	2,608,444
Securities available for sale	1,691,784	1,730,163	1,846,132	1,938,726	2,006,727
Securities held to maturity	207,059	207,516	207,972	188,047	—
Loans, held for sale	11,310	21,973	26,519	22,743	32,124
Loans, held for investment (3)	13,597,264	13,285,757	12,979,938	11,958,759	11,650,598
Mortgage warehouse purchase loans	312,099	409,044	538,190	569,554	788,848
Allowance for credit losses on loans	148,787	146,395	144,170	146,313	148,706
Goodwill and other intangible assets	1,057,020	1,060,131	1,063,248	1,066,366	1,069,511
Other real estate owned	23,900	23,900	12,900	—	—
Noninterest-bearing deposits	4,736,830	5,107,001	5,123,321	5,003,728	5,066,588
Interest-bearing deposits	10,384,587	9,854,007	9,940,627	9,846,543	10,487,320
Borrowings (other than junior subordinated debentures)	567,066	466,892	509,718	419,545	433,371
Junior subordinated debentures	54,419	54,370	54,320	54,270	54,221
Total stockholders' equity	2,385,383	2,354,340	2,364,335	2,522,460	2,576,650

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended December 31, 2022, September 30, 2022, June 30, 2022, March 31, 2022 and December 31, 2021
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Selected Performance Metrics
Return on average assets	0.90%	1.16%	1.19%	1.12%	1.11%
Return on average equity	6.85	8.66	8.62	7.99	8.35
Return on tangible equity (4)	12.42	15.52	15.32	13.64	14.30
Adjusted return on average assets (1)	1.09	1.22	1.21	1.15	1.13
Adjusted return on average equity (1)	8.31	9.07	8.78	8.21	8.48
Adjusted return on tangible equity (1) (4)	15.07	16.24	15.60	14.02	14.51
Net interest margin	3.49	3.64	3.51	3.22	3.00
Efficiency ratio (5)	62.52	55.13	54.52	55.07	51.96
Adjusted efficiency ratio (1) (5)	55.51	53.23	53.75	54.37	51.33

Credit Quality Ratios (3) (6)
Nonperforming assets to total assets	0.35%	0.45%	0.46%	0.40%	0.31%
Nonperforming loans to total loans held for investment	0.29	0.43	0.54	0.59	0.49
Nonperforming assets to total loans held for investment and other real estate	0.47	0.61	0.64	0.59	0.49
Allowance for credit losses on loans to nonperforming loans	371.14	256.65	206.28	205.99	259.35
Allowance for credit losses to total loans held for investment	1.09	1.10	1.11	1.22	1.28
Net charge-offs to average loans outstanding (annualized)	0.02	0.04	0.09	0.01	0.10

Capital Ratios
Estimated common equity Tier 1 capital to risk-weighted assets	10.09%	10.00%	9.81%	11.09%	11.12%
Estimated tier 1 capital to average assets	9.49	9.41	9.28	9.38	8.80
Estimated tier 1 capital to risk-weighted assets	10.45	10.35	10.17	11.48	11.52
Estimated total capital to risk-weighted assets	12.35	12.27	12.24	13.72	13.67
Total stockholders' equity to total assets	13.06	13.12	13.06	14.04	13.75
Tangible common equity to tangible assets (1)	7.72	7.67	7.63	8.62	8.53
____________
(1) Non-GAAP financial measure. See reconciliation.
(2) Total number of shares includes participating shares (those with dividend rights).
(3) Loans held for investment excludes mortgage warehouse purchase loans and includes SBA PPP loans of $4,958, $7,029, $26,669, $67,011 and $112,128, respectively.
(4) Non-GAAP financial measure. Excludes average balance of goodwill and net other intangible assets.
(5) Efficiency ratio excludes amortization of other intangible assets. See reconciliation of Non-GAAP financial measures.
(6) Credit metrics - Nonperforming assets, which consist of nonperforming loans, OREO and other repossessed assets, totaled $64,109, $81,054, $82,905, $71,143 and $57,452, respectively. Nonperforming loans, which consists of nonaccrual loans, loans delinquent 90 days and still accruing interest, and troubled debt restructurings totaled $40,089, $57,040, $69,891, $71,029 and $57,338, respectively.

Independent Bank Group, Inc. and Subsidiaries
Annual Selected Financial Information
Years Ended December 31, 2022 and 2021
(Unaudited)

	Years Ended December 31,
	2022	2021
Per Share Data
Net income - basic	$4.71	$5.22
Net income - diluted	4.70	5.21
Cash dividends	1.52	1.32
Book value	57.91	60.26

Outstanding Shares
Period-end shares	41,190,677	42,756,234
Weighted average shares - basic (1)	41,710,829	43,070,452
Weighted average shares - diluted (1)	41,794,088	43,129,237

Selected Annual Ratios
Return on average assets	1.09%	1.21%
Return on average equity	8.04	8.86
Net interest margin	3.46	3.10

(1) Total number of shares includes participating shares (those with dividend rights).

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three Months and Years Ended December 31, 2022 and 2021
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Interest income:
Interest and fees on loans	$174,445	$135,619	$602,210	$547,931
Interest on taxable securities	8,036	6,686	32,944	22,754
Interest on nontaxable securities	2,631	2,137	10,360	8,344
Interest on interest-bearing deposits and other	4,657	1,512	9,503	4,533
Total interest income	189,769	145,954	655,017	583,562
Interest expense:
Interest on deposits	42,322	8,858	77,628	44,199
Interest on FHLB advances	1,231	505	2,017	2,038
Interest on other borrowings	3,465	3,504	14,451	15,247
Interest on junior subordinated debentures	964	436	2,713	1,756
Total interest expense	47,982	13,303	96,809	63,240
Net interest income	141,787	132,651	558,208	520,322
Provision for credit losses	2,833	—	4,490	(9,000)
Net interest income after provision for credit losses	138,954	132,651	553,718	529,322
Noninterest income:
Service charges on deposit accounts	3,208	2,712	12,204	9,842
Investment management fees	2,148	2,247	9,146	8,586
Mortgage banking revenue	1,243	4,443	8,938	23,157
Mortgage warehouse purchase program fees	391	1,495	2,676	6,908
(Loss) gain on sale of loans	(343)	30	(1,844)	56
Gain on sale of other real estate	—	—	—	63
Gain on sale of securities available for sale	—	13	—	13
Loss on sale and disposal of premises and equipment	(184)	(243)	(494)	(304)
Increase in cash surrender value of BOLI	1,384	1,368	5,371	5,209
Other	3,380	3,021	15,469	12,987
Total noninterest income	11,227	15,086	51,466	66,517
Noninterest expense:
Salaries and employee benefits	57,250	46,268	212,087	180,336
Occupancy	11,412	9,972	42,938	40,688
Communications and technology	6,661	5,759	24,937	22,355
FDIC assessment	2,052	1,366	6,883	5,865
Advertising and public relations	523	217	2,106	1,097
Other real estate owned expenses, net	(168)	—	31	4
Amortization of other intangible assets	3,111	3,145	12,491	12,580
Professional fees	4,581	3,558	15,571	15,530
Other	13,352	9,623	41,845	35,151
Total noninterest expense	98,774	79,908	358,889	313,606
Income before taxes	51,407	67,829	246,295	282,233
Income tax expense	10,653	13,642	50,004	57,483
Net income	$40,754	$54,187	$196,291	$224,750

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2022 and 2021
(Dollars in thousands)
(Unaudited)

	December 31,
Assets	2022	2021
Cash and due from banks	$134,183	$243,926
Interest-bearing deposits in other banks	520,139	2,364,518
Cash and cash equivalents	654,322	2,608,444
Certificates of deposit held in other banks	496	3,245
Securities available for sale, at fair value	1,691,784	2,006,727
Securities held to maturity, net of allowance for credit losses of $0 and $0, respectively	207,059	—
Loans held for sale (includes $10,612 and $28,249 carried at fair value, respectively)	11,310	32,124
Loans, net of allowance for credit losses of $148,787 and $148,706, respectively	13,760,576	12,290,740
Premises and equipment, net	355,368	308,023
Other real estate owned	23,900	—
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	23,436	21,573
Bank-owned life insurance (BOLI)	240,448	235,637
Deferred tax asset	78,669	26,178
Goodwill	994,021	994,021
Other intangible assets, net	62,999	75,490
Other assets	154,026	130,446
Total assets	$18,258,414	$18,732,648

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$4,736,830	$5,066,588
Interest-bearing	10,384,587	10,487,320
Total deposits	15,121,417	15,553,908
FHLB advances	300,000	150,000
Other borrowings	267,066	283,371
Junior subordinated debentures	54,419	54,221
Other liabilities	130,129	114,498
Total liabilities	15,873,031	16,155,998
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock (0 and 0 shares outstanding, respectively)	—	—
Common stock (41,190,677 and 42,756,234 shares outstanding, respectively)	412	428
Additional paid-in capital	1,959,193	1,945,497
Retained earnings	638,354	625,484
Accumulated other comprehensive (loss) income	(212,576)	5,241
Total stockholders’ equity	2,385,383	2,576,650
Total liabilities and stockholders’ equity	$18,258,414	$18,732,648

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended December 31, 2022 and 2021
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Three Months Ended December 31,
	2022			2021
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$13,722,274	$174,445	5.04%	$12,294,835	$135,619	4.38%
Taxable securities	1,475,585	8,036	2.16	1,493,924	6,686	1.78
Nontaxable securities	424,519	2,631	2.46	376,368	2,137	2.25
Interest-bearing deposits and other	486,369	4,657	3.80	3,370,591	1,512	0.18
Total interest-earning assets	16,108,747	189,769	4.67	17,535,718	145,954	3.30
Noninterest-earning assets	1,885,384			1,839,196
Total assets	$17,994,131			$19,374,914
Interest-bearing liabilities:
Checking accounts	$5,989,205	$25,440	1.69%	$6,375,607	$4,850	0.30%
Savings accounts	778,692	98	0.05	749,412	223	0.12
Money market accounts	1,935,083	10,380	2.13	2,616,661	2,625	0.40
Certificates of deposit	1,280,598	6,404	1.98	1,147,917	1,160	0.40
Total deposits	9,983,578	42,322	1.68	10,889,597	8,858	0.32
FHLB advances	218,478	1,231	2.24	347,826	505	0.58
Other borrowings - short-term	—	—	—	8,457	40	1.88
Other borrowings - long-term	267,005	3,465	5.15	266,311	3,464	5.16
Junior subordinated debentures	54,402	964	7.03	54,204	436	3.19
Total interest-bearing liabilities	10,523,463	47,982	1.81	11,566,395	13,303	0.46
Noninterest-bearing checking accounts	4,988,091			5,106,155
Noninterest-bearing liabilities	122,940			127,990
Stockholders’ equity	2,359,637			2,574,374
Total liabilities and equity	$17,994,131			$19,374,914
Net interest income		$141,787			$132,651
Interest rate spread			2.86%			2.84%
Net interest margin (2)			3.49			3.00
Net interest income and margin (tax equivalent basis) (3)		$142,845	3.52		$133,681	3.02
Average interest-earning assets to interest-bearing liabilities			153.07			151.61
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the three month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
For The Years Ended December 31, 2022 and 2021
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	For The Years Ended December 31,
	2022			2021
	Average Outstanding Balance	Interest	Yield/Rate	Average Outstanding Balance	Interest	Yield/Rate
Interest-earning assets:
Loans (1)	$13,148,633	$602,210	4.58%	$12,501,641	$547,931	4.38%
Taxable securities	1,617,454	32,944	2.04	1,204,153	22,754	1.89
Nontaxable securities	429,057	10,360	2.41	358,261	8,344	2.33
Interest-bearing deposits and other	921,391	9,503	1.03	2,693,812	4,533	0.17
Total interest-earning assets	16,116,535	655,017	4.06	16,757,867	583,562	3.48
Noninterest-earning assets	1,892,555			1,800,301
Total assets	$18,009,090			$18,558,168
Interest-bearing liabilities:
Checking accounts	$6,002,530	$45,405	0.76%	$5,967,655	$22,615	0.38%
Savings accounts	787,937	387	0.05	711,401	1,034	0.15
Money market accounts	2,130,908	21,562	1.01	2,584,386	13,580	0.53
Certificates of deposit	1,027,561	10,274	1.00	1,269,736	6,970	0.55
Total deposits	9,948,936	77,628	0.78	10,533,178	44,199	0.42
FHLB advances	150,890	2,017	1.34	362,192	2,038	0.56
Other borrowings - short-term	15,918	593	3.73	6,278	118	1.88
Other borrowings - long-term	266,746	13,858	5.20	287,860	15,129	5.26
Junior subordinated debentures	54,328	2,713	4.99	54,130	1,756	3.24
Total interest-bearing liabilities	10,436,818	96,809	0.93	11,243,638	63,240	0.56
Noninterest-bearing checking accounts	5,018,631			4,675,667
Noninterest-bearing liabilities	111,326			102,205
Stockholders’ equity	2,442,315			2,536,658
Total liabilities and equity	$18,009,090			$18,558,168
Net interest income		$558,208			$520,322
Interest rate spread			3.13%			2.92%
Net interest margin (2)			3.46			3.10
Net interest income and margin (tax equivalent basis) (3)		$562,633	3.49		$524,260	3.13
Average interest-earning assets to interest-bearing liabilities			154.42			149.04
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of December 31, 2022 and 2021
(Dollars in thousands)
(Unaudited)

Total Loans By Class
	December 31, 2022		December 31, 2021
	Amount	% of Total	Amount	% of Total
Commercial (1)	$2,240,959	16.1%	$1,983,886	15.9%
Mortgage warehouse purchase loans	312,099	2.2	788,848	6.3
Real estate:
Commercial real estate	7,817,447	56.2	6,617,455	53.1
Commercial construction, land and land development	1,231,071	8.8	1,180,181	9.5
Residential real estate (2)	1,604,169	11.5	1,332,246	10.7
Single-family interim construction	508,839	3.7	380,627	3.0
Agricultural	124,422	0.9	106,512	0.8
Consumer	81,667	0.6	81,815	0.7
Total loans	13,920,673	100.0%	12,471,570	100.0%
Allowance for credit losses	(148,787)		(148,706)
Total loans, net	$13,771,886		$12,322,864
____________
(1) Includes SBA PPP loans of $4,958 with net deferred loan fees of $101 and $112,128 with net deferred fees of $2,552 at December 31, 2022 and 2021, respectively.
(2) Includes loans held for sale of $11,310 and $32,124 at December 31, 2022 and 2021, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended December 31, 2022, September 30, 2022, June 30, 2022, March 31, 2022 and December 31, 2021
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$141,787	$147,274	$137,999	$131,148	$132,651
Provision Expense - Reported	(b)	2,833	3,100	—	(1,443)	—
Noninterest Income - Reported	(c)	11,227	13,477	13,877	12,885	15,086
Loss (gain) on sale of loans		343	—	17	1,484	(30)
Gain on sale of securities available for sale		—	—	—	—	(13)
Loss on sale and disposal of premises and equipment		184	101	46	163	243
Recoveries on loans charged off prior to acquisition		(36)	(60)	(45)	(51)	(27)
Adjusted Noninterest Income	(d)	11,718	13,518	13,895	14,481	15,259
Noninterest Expense - Reported	(e)	98,774	91,733	85,925	82,457	79,908
Separation expense (1)		(7,131)	(2,809)	(1,106)	—	—
Economic development employee incentive grant		—	1,000	—	—	—
Impairment of assets		(3,286)	(1,156)	—	—	—
COVID-19 expense (2)		—	—	—	—	(614)
Acquisition expense (3)		(40)	(65)	(65)	(130)	(225)
Adjusted Noninterest Expense	(f)	88,317	88,703	84,754	82,327	79,069
Income Tax Expense - Reported	(g)	10,653	13,481	13,591	12,279	13,642
Net Income - Reported	(a) - (b) + (c) - (e) - (g) = (h)	40,754	52,437	52,360	50,740	54,187
Adjusted Net Income (4)	(a) - (b) + (d) - (f) = (i)	$49,433	$54,880	$53,304	$52,130	$54,995

ADJUSTED PROFITABILITY (5)
Total Average Assets	(j)	$17,994,131	$17,893,072	$17,715,989	$18,439,352	$19,374,914
Total Average Stockholders' Equity	(k)	2,359,637	2,401,544	2,435,117	2,575,784	2,574,374
Total Average Tangible Stockholders' Equity (6)	(l)	1,301,558	1,340,363	1,370,825	1,508,370	1,503,815
Reported Return on Average Assets	(h) / (j)	0.90%	1.16%	1.19%	1.12%	1.11%
Reported Return on Average Equity	(h) / (k)	6.85	8.66	8.62	7.99	8.35
Reported Return on Average Tangible Equity	(h) / (l)	12.42	15.52	15.32	13.64	14.30
Adjusted Return on Average Assets (7)	(i) / (j)	1.09	1.22	1.21	1.15	1.13
Adjusted Return on Average Equity (7)	(i) / (k)	8.31	9.07	8.78	8.21	8.48
Adjusted Return on Tangible Equity (7)	(i) / (l)	15.07	16.24	15.60	14.02	14.51

EFFICIENCY RATIO
Amortization of other intangible assets	(m)	$3,111	$3,117	$3,118	$3,145	$3,145
Reported Efficiency Ratio	(e - m) / (a + c)	62.52%	55.13%	54.52%	55.07%	51.96%
Adjusted Efficiency Ratio	(f - m) / (a + d)	55.51	53.23	53.75	54.37	51.33
____________
(1) Separation expenses include severance and accelerated vesting expense for stock awards related to the separation of certain employees. The quarter ended December 31, 2022 reflects a reduction in workforce due to the restructuring of certain departments and business lines. The quarters ended September 30, 2022 and June 30, 2022 reflect payments made due to the separation of executive officers, while the quarter ended September 30, 2022 also includes $202 thousand in severance payments and accelerated vesting expense for stock awards related to the dissolution of a Company department.
(2) COVID-19 expense includes expenses for COVID testing kits, vaccination incentive bonuses, and personal protection and cleaning supplies.
(3) Acquisition expenses includes compensation related expenses for equity awards granted at acquisition.
(4) Assumes an adjusted effective tax rate of 20.7%, 20.5%, 20.6%, 19.5%, and 20.1%, respectively.
(5) Quarterly metrics are annualized.
(6) Excludes average balance of goodwill and net other intangible assets.
(7) Calculated using adjusted net income.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of December 31, 2022, September 30, 2022, June 30, 2022, March 31, 2022 and December 31, 2021
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Assets Ratio

	As of the Quarter Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Tangible Common Equity
Total common stockholders' equity	$2,385,383	$2,354,340	$2,364,335	$2,522,460	$2,576,650
Adjustments:
Goodwill	(994,021)	(994,021)	(994,021)	(994,021)	(994,021)
Other intangible assets, net	(62,999)	(66,110)	(69,227)	(72,345)	(75,490)
Tangible common equity	$1,328,363	$1,294,209	$1,301,087	$1,456,094	$1,507,139

Tangible Assets
Total assets	$18,258,414	$17,944,493	$18,107,093	$17,963,253	$18,732,648
Adjustments:
Goodwill	(994,021)	(994,021)	(994,021)	(994,021)	(994,021)
Other intangible assets, net	(62,999)	(66,110)	(69,227)	(72,345)	(75,490)
Tangible assets	$17,201,394	$16,884,362	$17,043,845	$16,896,887	$17,663,137
Common shares outstanding	41,190,677	41,165,006	41,156,261	42,795,228	42,756,234
Tangible common equity to tangible assets	7.72%	7.67%	7.63%	8.62%	8.53%
Book value per common share	$57.91	$57.19	$57.45	$58.94	$60.26
Tangible book value per common share	32.25	31.44	31.61	34.02	35.25